Exhibit 99.(h)(5)

SENTINEL FUNDS CLASS I SHARES

FEE WAIVER/EXPENSE REIMBURSEMENT AGREEMENT

This Agreement, dated as of March 30, 2015, is by and between Sentinel Asset Management, Inc., a Vermont corporation, located at One National Life Drive, Montpelier, VT 05604 (“Sentinel”) and Sentinel Group Funds, Inc., a Maryland corporation (the “Corporation”), located at One National Life Drive, Montpelier, VT 05604, on behalf of each of its series that offers both Class A and Class I shares (each a “Covered Fund”, and together, the “Covered Funds”).

WHEREAS, Sentinel has agreed to waive fees and/or reimburse certain expenses of the Class I shares of the Covered Funds for a limited period of time.

NOW THEREFORE, for good and valuable consideration, Sentinel and the Corporation, on behalf of each Covered Fund, agree as follows:

1.                                      Sentinel shall waive fees and/or reimburse expenses of each Covered Fund to the extent necessary to prevent the total operating expense ratio for each Covered Fund’s Class I shares, on an annualized basis, from exceeding the total operating expense ratio of the Class A shares of the same Fund.

2.                                      This Agreement shall continue through March 31, 2016.  Nevertheless, this Agreement may be terminated at any time prior to March 31, 2016 upon 90 days’ notice by a majority of the non-interested directors of the Covered Fund.

The parties have executed this Agreement effective as of the date first set forth above.

ENTINEL GROUP FUNDS, INC., on behalf of each of the Covered Funds listed on Schedule A attached hereto

/s/ Thomas H. Brownell
Thomas H. Brownell
President and Chief Executive Officer

SENTINEL ASSET MANAGEMENT, INC.

/s/ Thomas H. Brownell
Thomas H. Brownell
President and Chief Executive Officer

SCHEDULE A — COVERED FUNDS

Sentinel Balanced Fund

Sentinel Common Stock Fund

Sentinel Government Securities Fund

Sentinel International Equity Fund

Sentinel Low Duration Bond Fund

Sentinel Mid Cap Fund

Sentinel Multi-Asset Income Fund

Sentinel Small Company Fund

Sentinel Sustainable Core Opportunities Fund

Sentinel Sustainable Mid Cap Opportunities Fund

Sentinel Total Return Bond Fund

Sentinel Unconstrained Bond Fund